Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
     There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed.

JURISDICTION OF ORGANIZATION

McKesson Financial Holdings Ltd.	Ireland
McKesson Trading Company	California